Exhibit 99.1

NEWS Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087
For Release: Immediate
QUAKER HOUGHTON ANNOUNCES THIRD QUARTER 2023 RESULTS
•Q3’23 net sales of $490.6 million, net income of $33.7 million and earnings per diluted share of $1.87
•Q3’23 non-GAAP net income of $36.9 million and non-GAAP earnings per diluted share of $2.05
•Delivered adjusted EBITDA of $84.4 million in Q3’23, a 20% increase compared to $70.3 million in Q3’22
•Generated approximately $199.5 million of operating cash flow year-to-date; Net debt to adjusted EBITDA improved to 2.0x
November 2, 2023
CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, announced its third quarter 2023 results today.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except per share data)	2023	2022	2023	2022
Net sales	$490,612	$492,218	$1,486,204	$1,458,777
Net income attributable to Quaker Chemical Corporation	33,670	25,867	92,550	60,026
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	1.87	1.44	5.14	3.35
Non-GAAP net income *	36,928	31,173	105,694	80,318
Non-GAAP Earnings per diluted share *	2.05	1.74	5.87	4.48
Adjusted EBITDA *	84,381	70,291	243,414	189,226
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information
Third Quarter 2023 Consolidated Results
Net sales in the third quarter of 2023 were $490.6 million compared to $492.2 million in the third quarter of 2022. This result was primarily due to an increase in selling price and product mix of approximately 2% and a favorable impact of foreign currency translation of 2%, offset by a decrease in sales volumes of approximately 4%. The increase in selling price and product mix was primarily attributable to higher selling prices in all segments. The decline in sales volumes was primarily attributable to a continuation of softer market conditions that have persisted throughout the year and the wind-down of the tolling agreement for products previously divested related to the Combination, in the Europe, Middle East and Africa (“EMEA”) segment, partially offset by new business wins in all segments.
The Company reported net income in the third quarter of 2023 of $33.7 million, or $1.87 per diluted share, compared to net income of $25.9 million or $1.44 per diluted share in the third quarter of 2022. Excluding non-recurring and non-core items in each period, the Company’s non-GAAP net income and earnings per diluted share were $36.9 million and $2.05 respectively in the third quarter of 2023 compared to $31.2 million and $1.74 respectively in the prior year quarter. The Company generated adjusted EBITDA of $84.4 million in the third quarter of 2023, an increase of 20% compared to $70.3 million in the third quarter of 2022, primarily driven by an improvement in gross margins in all segments compared to the prior year.
Andy Tometich, Chief Executive Officer and President, commented, “Quaker Houghton achieved record results in the third quarter highlighted by further improvement in our profitability and double-digit earnings growth as well as robust cash flow generation. I am proud of the organization’s resolve and consistent execution; delivering strong operational and financial performance in a challenging end market environment.
Looking ahead, we expect current unsettled market conditions, primarily in the Americas and EMEA, to continue through year end. We are confident in the future of Quaker Houghton. We are firmly committed to advancing our enterprise strategy as we partner with customers to provide value-added services and solutions. We are making progress positioning the organization to build upon our market leading position by further differentiating our customer intimacy model and accelerating new business wins. We expect to capitalize on the momentum we have built in 2024.”

Third Quarter 2023 Segment Results
During the first quarter of 2023, the Company reorganized its executive management team to align with its new business structure. The Company’s new structure includes three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific. Prior to the Company’s reorganization, the Company’s historical reportable segments were: (i) Americas; (ii) EMEA; (iii) Asia/Pacific; and (iv) Global Specialty Businesses. Prior period information has been recast to align with the Company’s business structure as of January 1, 2023.
The Company’s three and nine months of September 30, 2023 operating performance of each of its three reportable segments, (i) Americas; (ii) EMEA; and (iii) Asia/Pacific, are further described below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Sales *
Americas	$245,899	$254,678	$750,531	$702,580
EMEA	139,620	134,386	435,602	426,739
Asia/Pacific	105,093	103,154	300,071	329,458
Total net sales	$490,612	$492,218	$1,486,204	$1,458,777
Segment operating earnings *
Americas	$69,148	$66,749	$204,280	$164,065
EMEA	27,922	15,479	81,076	58,803
Asia/Pacific	30,963	26,723	86,604	76,146
Total segment operating earnings	$128,033	$108,951	$371,960	$299,014
*Refer to the Segment Measures and Reconciliations section below for additional information
Net sales in the Americas segment decreased in the third quarter of 2023 compared to the same period in 2022 primarily due to a decrease in sales volumes, partially offset by higher selling price and product mix and a favorable impact from foreign currency translation. Net sales in the EMEA segment increased compared to the prior year quarter as a result of an increase in selling price and product mix and a favorable impact from foreign currency translation, partially offset by a decline in sales volumes. Net sales in the Asia/Pacific segment increased compared to the prior year quarter as a result of an increase in sales volumes, partially offset by an unfavorable impact of foreign currency translation.
The increases in selling price and product mix were primarily related to our value-based pricing initiatives implemented across all segments and further targeted actions. Sales volumes increased in the Asia/Pacific segment due to continued new business wins and an improvement in end market conditions. Sales volumes declined in the Americas and EMEA segments primarily reflecting a continuation of softer market conditions compared to the prior year, partially offset by new business wins in both segments.
Compared to the second quarter of 2023, total company sales volumes increased approximately 1%, partially offset by a similar decline in selling price and product mix. By segment, net sales increased in the Asia/Pacific segment primarily due to a double-digit increase in sales volumes, partially offset by an unfavorable impact from foreign currency translation. Net sales declined in the Americas segment primarily due to a decline in selling price and product mix and stable sales volumes. Net sales declined in the EMEA segment as an increase in selling price and product mix was offset by a decline in sales volumes.
Operating earnings increased in all three segments in the third quarter of 2023 compared to the prior year driven by a further improvement in operating margins in all segments. Operating earnings and operating margins also increased across all segments in the third quarter compared to the second quarter of 2023.
Cash Flow and Liquidity Highlights
Net cash provided by operating activities was $199.5 million for the first nine months of 2023 compared to net cash used in operating activities of $26.3 million in the first nine months of 2022. The $225.8 million improvement in net operating cash flow primarily reflects a stronger operating performance and working capital management in the first nine months of 2023 compared to the same period in 2022.
As of September 30, 2023, the Company’s total gross debt was $825.9 million and its cash and cash equivalents was $198.4 million, which resulted in net debt of $627.5 million. The Company has paid down approximately $127 million of gross debt year-to-date in 2023. The Company’s net debt divided by its trailing twelve months adjusted EBITDA was approximately 2.0x.

Non-GAAP Measures and Reconciliations
The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. In addition, our definitions of EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share, as discussed and reconciled below to the most comparable respective GAAP measures, may not be comparable to similarly named measures reported by other companies.
The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not considered indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not considered indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
As it relates to future projections for the Company as well as other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.
The Company's reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended September 30, 2023 adjusted EBITDA of $311.3 million, which includes (i) the nine months ended September 30, 2023 adjusted EBITDA of $243.4 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2022 adjusted EBITDA of $257.2 million, as presented in the non-GAAP reconciliations included in the Company's fourth quarter and full year 2022 results press release dated February 23, 2023, less (iii) the nine months ended September 30, 2022 adjusted EBITDA of $189.2 million, as presented in the non-GAAP reconciliations below.
Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP Operating Income and Margin Reconciliations:	2023	2022	2023	2022
Operating income	$59,518	$44,609	$166,242	$105,915
Combination, integration and other acquisition-related expenses (a)	—	2,107	—	7,992
Restructuring and related charges (credits), net	1,019	(1,423)	6,034	(609)
Strategic planning expenses	1,093	4,545	3,759	10,745
Russia-Ukraine conflict related expenses	—	88	—	2,183
Other charges	206	1,016	855	2,681
Non-GAAP operating income	$61,836	$50,942	$176,890	$128,907
Non-GAAP operating margin (%)	12.6%	10.3%	11.9%	8.8%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations:	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income attributable to Quaker Chemical Corporation	$33,670	$25,867	$92,550	$60,026
Depreciation and amortization (b)	20,866	19,908	62,210	61,491
Interest expense, net	12,781	8,389	38,744	20,228
Taxes on income before equity in net income of associated companies (c)	13,593	10,185	36,956	14,425
EBITDA	80,910	64,349	230,460	156,170
Equity (income) loss in a captive insurance company	(756)	174	(748)	2,199
Combination, integration and other acquisition-related expenses (credits) (a)	—	2,107	(475)	10,387
Restructuring and related charges (credits), net	1,019	(1,423)	6,034	(609)
Strategic planning expenses	1,093	4,545	3,759	10,745
Russia-Ukraine conflict related expenses	—	88	—	2,183
Currency conversion impacts of hyper-inflationary economies	1,229	991	2,869	1,216
Loss on extinguishment of debt	—	—	—	6,763
Other charges (credits)	886	(540)	1,515	172
Adjusted EBITDA	$84,381	$70,291	$243,414	$189,226
Adjusted EBITDA margin (%)	17.2%	14.3%	16.4%	13.0%

Adjusted EBITDA	$84,381	$70,291	$243,414	$189,226
Less: Depreciation and amortization - adjusted (b)	20,866	19,908	62,210	61,491
Less: Interest expense, net	12,781	8,389	38,744	20,228
Less: Taxes on income before equity in net income of associated companies - adjusted (c)	13,806	10,821	36,766	27,189
Non-GAAP net income	$36,928	$31,173	$105,694	$80,318

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP Earnings per Diluted Share Reconciliations:	2023	2022	2023	2022
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.87	$1.44	$5.14	$3.35
Equity (income) loss in a captive insurance company per diluted share	(0.04)	0.01	(0.04)	0.12
Combination, integration and other acquisition-related expenses (credits) per diluted share (a)	—	0.09	(0.03)	0.47
Restructuring and related charges (credits), net per diluted share	0.04	(0.05)	0.25	(0.02)
Strategic planning expenses per diluted share	0.04	0.19	0.17	0.46
Russia-Ukraine conflict related expenses per diluted share	—	0.01	—	0.11
Currency conversion impacts of hyper-inflationary economies per diluted share	0.07	0.06	0.16	0.07
Loss on extinguishment of debt per diluted share	—	—	—	0.29
Other charges (credits) per diluted share	0.04	(0.03)	0.06	—
Impact of certain discrete tax items per diluted share	0.03	0.02	0.16	(0.37)
Non-GAAP earnings per diluted share	$2.05	$1.74	$5.87	$4.48
a.Combination, integration and other acquisition-related expenses (credits) in 2022 included certain legal, financial, and other advisory and consultant costs incurred in connection with the Combination integration activities. These amounts also include expense associated with the Company's other recent acquisitions, including certain legal, financial, and other advisory and consultant costs incurred in connection with due diligence. During the nine months ended September 30, 2023, the Company recorded $0.5 million of other income due to changes in an indemnification asset related to the Combination. Similarly, during the nine months ended September 30, 2022, the Company recorded $2.4 million of other expense due to changes in a Combination-related indemnification asset. These amounts were recorded within Other (expense) income, net and therefore are included in the caption “Combination, integration and other acquisition-related expenses (credits)” in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA and GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share, however it is excluded in the reconciliation of Operating income to Non-GAAP operating income.
b.Depreciation and amortization for both the three and nine months ended September 30, 2023 and September 30, 2022 includes approximately $0.3 million and $0.8 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Company’s Condensed Consolidated Statements of Operations, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a joint venture in Korea as a result of required purchase accounting.
c.Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits in the three and nine months ended September 30, 2023 and 2022, which the Company does not consider core to the Company’s operations or indicative of future performance.

Segment Measures and Reconciliations
Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related Cost of goods sold (“COGS”) and Selling, general and administrative expenses (“SG&A”). Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs, Combination, integration and other acquisition-related expenses, and Restructuring and related charges (credits), net, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include Interest expense, net and Other (expense) income, net.
The following table presents information about the performance of the Company’s reportable segments (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Sales
Americas	$245,899	$254,678	$750,531	$702,580
EMEA	139,620	134,386	435,602	$426,739
Asia/Pacific	105,093	103,154	300,071	$329,458
Total net sales	$490,612	$492,218	$1,486,204	$1,458,777
Segment operating earnings
Americas	$69,148	$66,749	$204,280	$164,065
EMEA	27,922	15,479	81,076	$58,803
Asia/Pacific	30,963	26,723	86,604	$76,146
Total segment operating earnings	128,033	108,951	371,960	299,014
Combination, integration and other acquisition-related expenses	—	(2,107)	—	(7,992)
Restructuring and related (charges) credits, net	(1,019)	1,423	(6,034)	604
Non-operating and administrative expenses	(52,280)	(47,852)	(154,001)	(139,894)
Depreciation of corporate assets and amortization	(15,216)	(15,806)	(45,683)	(45,817)
Operating income	59,518	44,609	166,242	105,915
Other expense, net	(2,713)	85	(8,558)	(10,520)
Interest expense, net	(12,781)	(8,389)	(38,744)	(20,228)
Income before taxes and equity in net income of associated companies	$44,024	$36,305	$118,940	$75,167

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events, including statements regarding the potential effects of the COVID-19 pandemic, the conflicts between Russia and Ukraine and Israel and Hamas, inflation, bank failures, higher interest rate environment, global supply chain constraints on the Company’s business, results of operations, and financial condition, our expectations that we will maintain sufficient liquidity, remain in compliance with the terms of the Company’s credit facility, expectation about future demand and raw material costs, and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination and other acquisitions, the impacts on our business as a result of the COVID-19 pandemic and global supply chain constraints, the potential impacts of the automotive industry labor dispute, and our current and future results and plans including our sustainability goals and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production slowdowns and shutdowns, including as is currently being experienced by many automotive industry companies as a result of supply chain disruptions and labor disputes. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, as well as inflationary pressures, including the potential for continued significant increases in raw material costs, supply chain disruptions, customer financial instability, rising interest rates and the possibility of economic recession, worldwide economic and political disruptions, including the impacts of the military conflicts between Russia and Ukraine and Israel and Hamas, the economic and other sanctions imposed by other nations on Russia, suspensions of activities in Russia by many multinational companies and the potential expansion of military activity, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence, the impact of consolidation in our industry, including loss or consolidation of a major customer and the potential occurrence of cyber-security breaches, cyber-security attacks and other security incidents. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results. All forward-looking statements included in this press release, including expectations about business conditions during 2023 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, and in subsequent reports filed from time to time with the Securities and Exchange Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.
Conference Call
As previously announced, the Company’s investor conference call to discuss its third quarter of 2023 performance is scheduled for Friday, November 3, 2023 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,600 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation
Condensed Consolidated Statements of Operations
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$490,612	$492,218	$1,486,204	$1,458,777
Cost of goods sold	307,265	331,469	951,716	1,002,393
Gross profit	183,347	160,749	534,488	456,384
Selling, general and administrative expenses	122,810	115,456	362,212	343,081
Restructuring and related charges (credits), net	1,019	(1,423)	6,034	(604)
Combination, integration and other acquisition-related expenses	—	2,107	—	7,992
Operating income	59,518	44,609	166,242	105,915
Other (income) expense, net	(2,713)	85	(8,558)	(10,520)
Interest expense, net	(12,781)	(8,389)	(38,744)	(20,228)
Income before taxes and equity in net income of associated companies	44,024	36,305	118,940	75,167
Taxes on income before equity in net income of associated companies	13,593	10,185	36,956	14,425
Income before equity in net income of associated companies	30,431	26,120	81,984	60,742
Equity in net income (loss) of associated companies	3,279	(212)	10,660	(642)
Net income	33,710	25,908	92,644	60,100
Less: Net income attributable to noncontrolling interest	40	41	94	74
Net income attributable to Quaker Chemical Corporation	$33,670	$25,867	$92,550	$60,026
Per share data:
Net income attributable to Quaker Chemical Corporation common shareholders – basic	$1.87	$1.44	$5.15	$3.35
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	$1.87	$1.44	$5.14	$3.35
Basic weighted average common shares outstanding	17,908,754	17,847,305	17,889,444	17,835,976
Diluted weighted average common shares outstanding	17,921,274	17,859,871	17,906,153	17,851,441

Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Unaudited; Dollars in thousands, except par value)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$198,358	$180,963
Accounts receivable, net	446,459	472,888
Inventories, net	250,770	284,848
Prepaid expenses and other current assets	70,724	55,438
Total current assets	966,311	994,137

Property, plant and equipment, net	196,440	198,595
Right of use lease assets	38,595	43,766
Goodwill	504,457	515,008
Other intangible assets, net	890,464	942,925
Investments in associated companies	92,965	88,234
Deferred tax assets	9,569	11,218
Other non-current assets	33,705	27,739
Total assets	$2,732,506	$2,821,622

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$19,246	$19,245
Accounts payable	190,067	193,983
Dividends payable	8,190	7,808
Accrued compensation	43,641	39,834
Accrued restructuring	3,590	5,483
Accrued pension and postretirement benefits	1,574	1,560
Other accrued liabilities	85,799	86,873
Total current liabilities	352,107	354,786

Long-term debt	804,973	933,561
Long-term lease liabilities	22,163	26,967
Deferred tax liabilities	151,606	160,294
Non-current accrued pension and postretirement benefits	27,344	28,765
Other non-current liabilities	33,212	38,664
Total liabilities	1,391,405	1,543,037

Equity
Common stock $1 par value; authorized 30,000,000 shares; issued and outstanding September 30, 2023 – 0 shares; December 31, 2022 – 17,950,264 shares	18,001	17,950
Capital in excess of par value	938,473	928,288
Retained earnings	538,628	469,920
Accumulated other comprehensive loss	(154,724)	(138,240)
Total Quaker shareholders’ equity	1,340,378	1,277,918
Noncontrolling interest	723	667
Total equity	1,341,101	1,278,585
Total liabilities and equity	$2,732,506	$2,821,622

Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited; Dollars in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income	$92,644	$60,100
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	1,059	2,589
Depreciation and amortization	61,434	60,692
Equity in undistributed earnings of associated companies, net of dividends	(7,486)	3,612
Deferred compensation, deferred taxes and other, net	(515)	(8,844)
Share-based compensation	11,189	8,635
Loss on extinguishment of debt	—	5,246
Combination and other acquisition-related expenses, net of payments	—	(4,265)
Restructuring and related charges (credits), net	6,034	(604)
Pension and other postretirement benefits	(2,000)	(6,556)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	22,133	(65,256)
Inventories	30,607	(72,386)
Prepaid expenses and other current assets	(9,771)	(11,081)
Change in restructuring liabilities	(7,914)	(1,234)
Accounts payable and accrued liabilities	2,046	3,059
Net cash provided by (used in) operating activities	199,460	(26,293)
Cash flows from investing activities
Investments in property, plant and equipment	(25,794)	(20,230)
Payments related to acquisitions, net of cash acquired	—	(9,421)
Proceeds from disposition of assets	—	65
Net cash used in investing activities	(25,794)	(29,586)
Cash flows from financing activities
Payments of long-term debt	(14,075)	(668,500)
Proceeds from long-term debt	—	750,000
Payments on revolving credit facilities, net	(112,835)	(10,418)
Borrowings on other debt, net	797	2,131
Financing-related debt issuance costs	—	(3,734)
Dividends paid	(23,459)	(22,302)
Other stock related activity	(953)	(616)
Net cash (used in) provided by financing activities	(150,525)	46,561
Effect of foreign exchange rate changes on cash	(5,746)	(16,967)
Net increase (decrease) in cash and cash equivalents	17,395	(26,285)
Cash and cash equivalents at the beginning of the period	180,963	165,176
Cash and cash equivalents at the end of the period	$198,358	$138,891